Careview 8-K

Exhibit 10.118 – Resignation of Anthony P. Piccin

September 6, 2013

Mr. Steve Johnson, President

CareView Communications, Inc.

405 State Highway 121

Suite B-240

Lewisville, TX 75067

Dear Mr. Johnson:

Effective immediately, please consider this letter my resignation as Chief Financial Officer, Treasurer and Secretary of CareView Communications, Inc., a Nevada company (the "Company"), and any other offices which I may hold with any of the Company's subsidiaries and LLCs. I am leaving to pursue other opportunities and my resignation is not the result of a disagreement with the Company or any matter relating to the Company's operations, financial statements, policies, or practices.

Sincerely,

/s/ Anthony P. Piccin

Anthony P. Piccin